Exhibit 99.1

20374 Seneca Meadows Pkwy. Germantown, MD 20876-7004
Phone: 240.912.1800 Fax: 240.912.1839

February 21, 2007

To our Valued Shareholders,

We have started this year by issuing some key news releases that illustrate our strategic direction and validate the acceptance and effectiveness of Telkonet’s products. We thought it would be beneficial to all of our shareholders to provide additional information regarding these releases and the financial impact they will have on our company’s operations.

In the government sector, orders are being generated and we are shipping products to various sectors of the federal government. In January, the US Patent and Trademark Office (USPTO) within the Commerce Department awarded us a contract worth approximately $200,000 to support the agency with the enhancement and upgrade of its IT infrastructure and related networking apparatus. Also, we have deployed our first network for a US military system, which is now operational. Based on the contracts to-date, management is estimating approximately $8.5 million in annual revenues from government sales, plus continuing annual service fees, and should be able to quantify revenues from current contracts in the second quarter. These revenues will be recognized upon shipment of product.

Our new relationship with GE Energy opens the door to many new opportunities, largely in the utility field. With GE Energy’s plan to private label our product, which enables remote monitoring and management of utility substation equipment, management is expecting initial sales of approximately $1.5 million for Telkonet’s existing product. GE Energy demonstrated our substation automation product a couple of weeks ago in San Diego, California at DistribuTECH 2007, the largest energy trade show in the US.

GE Energy will initially roll out our existing product to a cross-section of North American sites so we can further develop, refine and customize the product, ensuring compatibility with all types of substation equipment, configurations and substation environments. The customized product, which will also enable video surveillance to meet the stringent security requirements for substations, is expected to generate additional revenue once it is deployed in third quarter.

Telkonet’s relationship with GE Energy is an exclusive relationship for the utility market. The initial sales of our existing product for market sampling should not be viewed as indicative of the market. In addition to GE Energy, our substation solution has been installed in other US utility substations, with successful results - again validating our solution and demonstrating its global appeal.

Finally, our commercial strategy for the MDU and the hospitality market is on track with continued product validation, as evidenced by our recent contract to roll out our system to 50 additional Wyndham by WorldMark timeshare properties. With the recent introduction of our energy management product offering, Telkonet SmartEnergy, we will continue to build market share, selling this solution to existing customers and creating a new customer base.

Telkonet’s current contracts and partnerships are expected to generate revenue to bring the company into positive cash flow in 2007. Depending on the actual product mix, we are estimating annual revenues to be approximately $25 million. Management is working diligently to establish timeframes for product installations and product quantities, which are essential for financial implications and planning.

The versatility of our system is evident by the diverse range of installations completed within the last year.
•	US military sites
•	Wyndham by WorldMark timeshare resorts
•	Accor Hotels, Denmark
•	The Royal Oak, UK
•	Samlesbury Hall, UK
•	The Octagon, New York
•	The Queen Mary, California
•	Trump Tower, Trump Palace, Trump Park, Trump Park East, New York
•	Apartment complexes in Washington, DC, with EarthLink

We are pleased to finally see the impact of our years of hard work and dedication. We believe the validations that Telkonet has recently achieved, along with the prospect for future relationships, far exceeds the value of the individual sales.

Sincerely,

Pete Musser, Chairman	Ron Pickett, President and CEO